Exhibit 10.16

REDACTED

Certain identified information, indicated by [*****], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

THIS THIRD AMENDMENT (this “Third Amendment”) to the Development and Option Agreement dated January 1, 2018 (the “Original Agreement”), is entered into by and between CureVac AG, a German stock corporation with offices at Paul-Ehrlich-Strasse 15, 72076 Tubingen, Germany (“CureVac”), and Arcturus Therapeutics Inc., a Delaware corporation with offices at 10628 Science Center Drive #200, San Diego, CA 92121, USA (“Arcturus”; each of CureVac and Arcturus individually a “Party” and together the “Parties”) as of July 26, 2019 (the “Third Amendment Date”).

RECITALS

WHEREAS, the Parties have previously amended the Original Agreement by (i) a first amendment dated May 3, 2018 (the “First Amendment”) and (ii) a second amendment amending and restating the First Amendment in its entirety dated September 28, 2018 (the “Second Amendment”; the Original Agreement, as amended to the date hereof by the First Amendment and the Second Amendment, being referred to as the “Development and Option Agreement”).

WHEREAS, the Parties desire to amend the Development and Option Agreement effective as of the Third Amendment Date.

NOW, THEREFORE, in consideration of the foregoing and the promises and mutual agreements contained in this Third Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.       DELETION OF SECTION 5 AND SECTION 6 OF THE SECOND AMENDMENT

(a)	Section 5 of the Second Amendment is hereby deleted in its entirety and shall have no further force and effect. Section 3.2(a) of the Original Agreement shall be restored as to its substance from and after the Third Amendment Date, and, for clarification purposes, is hereby amended and restated as follows:

“(a) Generally. Arcturus will perform the Work under the Work Plan, and as part of the Program CureVac will fund up to three (3) scientists per year at Arcturus to perform the Work as defined and in accordance with the Work Plan for a period of up to twenty-four (24) months beginning at the Third Amendment Date at the FTE Costs. The Parties may agree to extend the performance of Work by Arcturus for an additional year.”

(b)	Section 6 of the Second Amendment is hereby deleted in its entirety and shall have no further force and effect. Section 4.2(d)(ii) (Maximum Number Reserved Targets) and Section 5.1(a) (Maximum Options) of the Original Agreement are hereby restored with the effect that the maximum number of Reserved Targets and the total number of Options to enter into a maximum number of licenses under the Arcturus LMD Technology are reduced from [*****].

2.       AMENDMENT OF ARTICLE 9 OF THE DEVELOPMENT AND OPTION AGREEMENT

(a)	Section 9.1(a) and Section 9.1 (b) of the Development and Option Agreement are hereby amended and restated in their entirety as follows:

“(a)      This Agreement will commence as of the Effective Date and, unless sooner terminated or extended in accordance with the terms hereof or by mutual written consent, will continue for a period of four (4) years from the Third Amendment Date, (the “Initial Term”, as may be extended pursuant to Section 9.1(b), the “Term”).

(b)       At any time during the Initial Term, CureVac shall have the option to extend the Initial Term for eighteen (18) months, by providing written notice to Arcturus, subject to payment by CureVac to Arcturus of a non-refundable extension fee of one million US dollars (U.S. $1,000,000), payable within fifteen (15) Business Days after notice of the exercise of such option. If the $1,000,000 payment is not made within such fifteen (15) Business Day period the Term will be the Initial Term without extension.”

(b)	Section 9.1(c) of the Development and Option Agreement is hereby amended and restated in its entirety as “Intentionally Omitted”.

(c)	Section 9.2, first paragraph of the Development and Option Agreement is hereby amended and restated in its entirety as follows:

“(9.2)       Termination by CureVac.

(a)       Breach, Change of Control. CureVac will have the right to terminate this Agreement in full or on a Program-by-Program basis upon delivery of written notice to Arcturus in the event of

(i) any material breach by Arcturus

(A) of any terms and conditions of this Agreement, provided that such breach has not been cured within sixty (60) days after written notice thereof is given by CureVac to Arcturus specifying in reasonable detail the nature of the alleged breach; or

(B) in particular the failure of the Trusted Arcturus Employee to send the Target Response Notice within the period provided for in Section 4.2(c)(i), provided that such failure has not been cured neither within a first cure period of five (5) Business Days after written notice thereof is given by CureVac to Arcturus nor within a second cure period of five (5) Business Days after written notice of the lapse of the first cure period is given by CureVac to Arcturus, or

(ii) a Change of Control of Arcturus.”

3.       AMENDMENT OF ARTICLE 4 OF THE OPTION AND DEVELOPMENT AGREEMENT

Article 4 of the Development and Option Agreement is hereby amended and restated in its entirety as follows:

“ARTICLE 4
Reserved Targets

4.1       Generally. CureVac will select the Targets that will be the subject of the Works to be performed as part of a Program from the Reserved Target List. CureVac shall have the right, but not the obligation, to reserve Targets (or replace a Reserved Target with a new Target) in accordance with this Article 4.

4.2	Restricted Target List.

(a)       Pre-existing Restrictions. Arcturus shall ensure that the Trusted Arcturus Employee has access to an updated list of Targets that are subject to Pre-Existing Restrictions at any time (the “Restricted Target List”). The Restricted Target List will identify for each Target listed in the Restricted Target List whether the Target is subject to Third Party rights or is under development at Arcturus. If the Target is subject to Third Party rights, the Restricted Target List will identify whether the Pre-Existing Restrictions are exclusive, non-exclusive or co-exclusive. If the Target is under development at Arcturus, Arcturus will provide the Trusted Arcturus Employee with Proof of Concept Data. Arcturus represents, warrants and covenants to CureVac that (i) the Restricted Target List is and will at all times be accurate in accordance with this Section 4.2(a); and (ii) Arcturus will not add any Reserved Targets to the Restricted Target List and will not engage in any research, development or other activities with respect to a Reserved Target or grant to any Third Party any licenses or options under the Arcturus LMD Technology with respect to the then current Reserved Target List that would preclude Arcturus from entering into a License Agreement with respect to such Reserved Target as set forth herein.

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(b)	Target Notices.

From time to time during the Term, if CureVac desires to include a Target as a Reserved Target hereunder, CureVac will notify the Trusted Arcturus Employee in writing of the Targets for potential inclusion on the Reserved Target List, which notice will provide (i) the information on the Target Reservation Request Form attached hereto as Exhibit 4.2; and (ii) the identity of each Reserved Target (if any) that CureVac desires to remove as a Reserved Target (each such notice, a “Target Notice”). For clarity, the Target Notices shall not include more Targets than the Maximum Targets then available (taking into consideration any removed Targets previously reserved) and shall be deemed to be a request for an exclusive license at the outset unless there is a Pre-Existing Restriction. For clarity, CureVac’s rights to enter into a Non-Exclusive License Agreement shall apply only if the Pre-Existing Restriction permits a non-exclusive license right to such proposed Reserved Target.

In addition to the formal Target reservation mechanism described in Section 4.2(b)(i), the Trusted Arcturus Employee will in good faith respond to any interim requests (not to exceed three (3) requests per month) on whether certain Targets can be reserved as Reserved Targets, in order to assist CureVac in planning of development projects. For clarity, the interim requests shall not include more than the Maximum Target then available (taking into consideration any removed Targets previously reserved).

(c)	Target Response Notices.

(i)       The Trusted Arcturus Employee, on behalf of Arcturus, will review each Target Notice provided by CureVac hereunder to determine whether or not any such proposed Target is on the Restricted Target List and if listed, the applicable Pre-Existing Restriction as of the date of such Target Notice. Within ten (10) Business Days of the Trusted Arcturus Employee’s receipt of a Target Notice, the Trusted Arcturus Employee will provide CureVac with written notice that includes the information set forth in subsection (c)(ii) and (iii) (each such notice, a “Target Response Notice”).

If, as of the date of CureVac’s Target Notice for a Target, such Target is on the Restricted Target List and is listed as being subject to Pre-Existing Restrictions, then such Target shall not be available to become a Reserved Target. The Target Response Notice issued for such Target will certify to CureVac that such Target is on the Restricted Target List and is listed as being subject to Pre-Existing Restrictions. The Target Response Notice issued for such Target shall identify whether the Target is subject to Third Party rights or is under development at Arcturus. If the Target is subject to Third Party rights, the Target Response Notice shall identify whether the Pre-Existing Restrictions are exclusive, non-exclusive or co-exclusive. If the Target is under development at Arcturus, upon CureVac’s request, Arcturus shall provide to CureVac Proof of Concept Data within five (5) Business Days following such request in order to enable CureVac to confirm that the Proof of Concept Data is sufficient for Arcturus to reject the qualification of the Target as Reserved Target.

If, as of the date of CureVac’s Target Notice for a Target, such Target is not listed on the Restricted Target List, then such Target will become a Reserved Target and will be added to the Reserved Target List subject to the Concurrent Reserved List Limits set forth in subsection (d) below. To the extent that the Pre-Existing Restriction is non-exclusive, then such Target may be added by CureVac to the Reserved Target List, but CureVac shall only have the right to enter into a Non-Exclusive License Agreement.

(iv)       In case of a dispute between the Parties as to whether a Target is eligible to become a Reserved Target, the Parties will involve an independent Third Party qualified scientist mutually agreed upon by both Parties (the “Auditor”) within ten (10) Business Days as of the date of the Target Response Notice. Promptly upon the Auditor’s designation, Arcturus shall submit to the Auditor all documents and materials which are necessary for the Auditor to identify the Pre-Existing Restrictions. The Auditor shall determine whether the Target is eligible to become a Reserved Target in accordance with the applicable provisions of this Agreement. The Auditor’s determination shall be binding upon the Parties. The Auditor shall be required to enter into a reasonably acceptable confidentiality agreement and will not share any information provided by Arcturus to CureVac or any Third Party.

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(d)       Concurrent Reserved List Limits and Removal of Targets. The following concurrent reserved list limits will apply to all Reserved Targets (“Concurrent Reserved List Limits”).

(i)       Reserved Targets and Removal thereof. CureVac may select Reserved Targets up to the totals allowed for in subparagraph (ii) below, in accordance with the process specified in Sections 4.2(b) and (c). CureVac shall have the right to remove a Target or replace a Target on the Reserved Target List with another Target, in accordance with the process specified in Section 4.2(b), provided (A) the total number of Targets on the Reserved Target List does not exceed the Maximum Targets at any one time; and (B) a newly nominated Target is not on the Restricted Target List. Any abandoned Target(s) revert(s) back to Arcturus.

(ii)       Maximum Number Reserved Targets. CureVac will have the right to select up to [*****] at any one time to be placed on the Reserved Target List as Reserved Targets; provided that the [*****] total shall be reduced by each delivery of an Acceptance Notice (the “Maximum Targets”) (e.g., if [*****] License Agreements have been executed, then the total number of Reserved Targets shall be reduced to [*****]), with such reduction in the total Targets applying from and after the date of exercise of an Acceptance Notice.

4.3       Expiration of Pre-Existing Restrictions. If any Pre-Existing Restrictions identified in a Target Response Notice that precluded Arcturus from granting CureVac a license (whether or not CureVac has elected to designate such Target on the Reserved Target List on a non-exclusive basis subject to the Pre-Existing Restriction) under the Arcturus LMD Technology later expire or otherwise are modified or terminated such that Arcturus is no longer precluded under the terms of the applicable Third Party agreement from granting a license to CureVac with respect to such Target, the Trusted Arcturus Employee will notify CureVac of such event and CureVac will have an exclusive option, for a period of thirty (30) days following delivery of notice to CureVac, to add (or extend its rights) such Target to the Reserved Target List as a Reserved Target in accordance with Section 4.2(c), subject to the Concurrent Reserved List Limits. For clarity, CureVac will at all times thereafter have the right to provide a Target Notice for such Target to the Trusted Arcturus Employee pursuant to Section 4.2(b) but such Target Notice will be subject to any intervening Pre-Existing Restrictions.

4.4       Trusted Arcturus Employee. Arcturus shall ensure that the Trusted Arcturus Employee abides by the terms set forth herein. On the Third Amendment Date, (i) Arcturus shall communicate the name, title and contact details of the Trusted Arcturus Employee to CureVac and (ii) Arcturus and CureVac will terminate - if - any existing Escrow Agreement and jointly instruct and permit the Escrow Agent to send the current Reserved Target List to the Trusted Arcturus Employee. Arcturus shall ensure that only the Trusted Arcturus Employee knows the identity of Reserved Targets and that the Trusted Arcturus Employee is bound by obligations of confidentiality obliging the Trusted Arcturus Employee to keep the Reserved Target List and the identity of Reserved Targets confidential. All costs and expenses incurred through the Trusted Arcturus Employee after the Third Amendment Date will be borne by Arcturus. If Arcturus appoints a new Arcturus employee to serve as the Trusted Arcturus Employee after the Third Amendment Date, Arcturus shall promptly notify CureVac of such appointment.

4.	FURTHER AMENDMENTS

(a)	Section 1.69 of the Development and Option Agreement (Definition of Pre-Existing Restrictions) is hereby amended and restated in its entirety as follows:

(b)	“1.69“Pre-Existing Restrictions” means, with respect to a Target on the Restricted Target List pursuant to Section 4.2(a), that (i) Arcturus or its Affiliates have granted to a Third Party with respect to such Target a non-exclusive, co-exclusive or an exclusive license or option pursuant to a bona fide written agreement that is in effect at the date of the Target Notice by CureVac pursuant to Section 4.2, restricting Arcturus from granting the applicable license to CureVac under the LMD Technology with respect to such Target, or (ii) such Target is under development at Arcturus and Arcturus has completed, at minimum, preclinical in vivo Proof of Concept Data with respect to such Target.

(c)	Section 1.77 of the Development and Option Agreement (Definition of Reserved Target) is hereby amended and restated in its entirety as follows:

“1.77 “Reserved Target” means a Target (i) which is included in the Reserved Target List on the Third Amendment Date or (ii) with respect to which CureVac shall have delivered to the Trusted Arcturus Employee a Target Notice and in response thereto the Trusted Arcturus Employee shall have delivered to CureVac a Target Response Notice under Section 4.2(c)(i) for such Target to become a Reserved Target. A Reserved Target that is abandoned or replaced pursuant to Section 4.2 will no longer be deemed a Reserved Target.”

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(d)	The following Sections are inserted immediately following Section 1.97 of the Development and Option Agreement:

“1.98       “Trusted Arcturus Employee” means an employee (not on the C-Level or business development) of Arcturus designated by Arcturus, being the only individual in the Arcturus’ organization who knows the CureVac Reservation List, steering the Target Response Notice.

1.99       “Proof of Concept Data” means any of the following: (i) data for two mRNAs encoding a Target with positive results (i.e. a biological and/or pharmacological effect) in at least one in vivo study (i.e. in animals); or (ii) data for two mRNAs encoding a Target demonstrating in vivo expression of the encoded Target.

1.100       “Auditor” has the meaning set forth in Section 4.2(c)(iv).

5.       Disclosure

The Parties will mutually agree upon a Form 8-K to be filed by Arcturus with the Securities and Exchange Commission to disclose this Third Amendment (the “Form 8-K”). Except for the Form 8-K, unless required by applicable law, neither Party will disclose any information relating to the circumstances which have led to the amendment of the Development and Option Agreement or the amendment of the Development and Option Agreement (including the terms of this Third Amendment).

7.       Non-Disparagement

Neither Party or any of its Affiliates shall make any statements, verbal or written, or cause or encourage others to make any statements, verbal or written, that defame, disparage, or in any way criticize the personal or business reputation, practices, or conduct of, the other Party or its shareholders, directors, officers, employees, or agents, including but not limited to statements made regarding the past relationship and past interactions between the Parties. This prohibition extends to statements, verbal or written, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors or advisory board of directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and clients. Any breach of this paragraph shall be a material breach of the Development and Option Agreement. For the avoidance of any doubt, this Section 7 shall not prohibit the disclosure of any factual statements required by applicable Law.

8.       Representations and Warranties

Each Party represents and warrants to the other as of the Third Amendment Date that (a) it is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, (b) it has the legal right and power to enter into this Third Amendment, to extend the rights and licenses granted or to be granted to the other in the Development and Option Agreement, and to fully perform its obligations hereunder, (c) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Third Amendment and the performance of its obligations under the Development and Option Agreement (d) this Third Amendment has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, and (e) the execution, delivery and performance by a Party of this Third Amendment and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any understanding, contract or agreement to which such Party is a party or by which it is bound.

9.       Ratification of Development and Option Agreement

Except as expressly provided in this Third Amendment, all of the terms, covenants, and other provisions of the Development and Option Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. From and after the date hereof, all references to the Development and Option Agreement shall refer to the Development and Option Agreement as amended by this Third Amendment. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Development and Option Agreement.

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10.       Governing Law

This Third Amendment shall be governed by and construed in accordance with the Laws of the State of New York, USA, without respect to its conflict of Laws rules. In the event of a dispute arising out of or relating to this Third Amendment, the provisions of Section 10.1 of the Development and Option Agreement shall govern the resolution of such dispute.

11.       Counterparts

This Third Amendment may be executed and in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. Facsimile or PDF execution and delivery of this Third Amendment by either Party will constitute a legal, valid and binding execution and delivery of this Third Amendment by such Party.

[signature page follows]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Third Agreement to be executed by their duly authorized representatives as of the Effective Date.

Arcturus Therapeutics, Inc.		CureVac AG
By:	/s/ Joseph Payne	By:	/s/ Daniel Menichella
Name:	Joseph Payne	Name:	Daniel Menichella
Title:	Chief Executive Officer	Title:	Chief Executive Officer
		By:	/s/ Dr. Franz-Werner Haas
		Name:	Dr. Franz-Werner Haas
		Title:	Chief Operating Officer